Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

Solid Performance from North American Paper, Packaging Businesses

Drives International Paper’s Preliminary Third Quarter 2006 Earnings

•	Earnings per share from continuing operations and before special items were $0.39 (including $0.03 from the U.S. coated papers business), versus $0.40 (including $0.06 from U.S. coated papers) in the second quarter and $0.27 in the 2005 third quarter.

•	Third-quarter 2006 net earnings were $0.42 per share, compared with $0.24 per share in the second quarter and $2.03 per share in the third quarter of 2005 (including $0.55 related to the sale of the company’s interest in Carter Holt Harvey Limited and $1.07 of tax adjustments, principally from a U.S. federal income tax agreement).

MEMPHIS, Tenn.—Nov. 2, 2006—International Paper (NYSE: IP) today reported preliminary third-quarter 2006 net earnings of $201 million ($0.42 per share) compared with second-quarter net earnings of $115 million ($0.24 per share) and $1 billion ($2.03 per share) in the third quarter of 2005. Amounts in all periods include special items, including credits of $1.19 per share related to a favorable U.S. federal tax agreement and $0.55 per share related to the sale of Carter Holt Harvey Limited in the third quarter of 2005.

Diluted Earnings Per Share Summary

	Third Quarter 2006	Second Quarter 2006	Third Quarter 2005
Net Earnings (Loss)	$0.42	$0.24	$2.03
Discontinued Operations:
(Gain) Loss on sale or impairment	(0.17)	0.02	(0.71)
(Earnings) Loss from Operations	(0.02)	(0.03)	0.14

	(0.19)	(0.01)	(0.57)

Earnings (Loss) from Continuing Operations	0.23	0.23	1.46
Net Special Items Expense (Income)	0.16	0.17	(1.19)

Earnings from Continuing Operations and Before Special Items	$0.39	$0.40	$0.27

U.S. Coated Papers results (incl.above)	$0.03	$0.06	$0.05

Earnings from continuing operations and before special items in the third quarter of 2006 were $188 million ($0.39 per share), compared with $196 million ($0.40 per share) in the second quarter and up from $130 million ($0.27 per share) in the third quarter of 2005, including $13 million ($0.03 per share),

$31 million ($0.06 per share), and $27 million ($0.05 per share) for the 2006 third quarter, 2006 second quarter and 2005 third quarter, respectively, from the U.S. coated and supercalendered papers business.

Quarterly net sales were $5.9 billion for the quarter, down from $6.2 billion in the second quarter, and flat with the third quarter of 2005. The decrease reflects declining average prices for wood products and the sale of the U.S. coated papers business. Paper and packaging product sales remained strong in the 2006 third quarter.

Operating profits continue to rise, at $636 million for the 2006 third quarter versus $624 million in the second quarter and $475 million in the third quarter of 2005. The increase is due to continued price realizations and strong manufacturing operations.

“International Paper had a solid quarter in its platform businesses, driven by continued improved price realizations and strong operations in our North American paper and packaging businesses,” said IP Chairman and Chief Executive Officer John Faraci. “North American paper and packaging operating profits more than doubled from third-quarter 2005 levels and were up about 30 percent from second quarter of this year. Volumes were solid for the third quarter, and distribution costs continue to be high. We lost money in wood products in the third quarter, reflecting a weaker housing market and excess capacity.”

Commenting on the fourth quarter of 2006, Faraci said, “We expect volumes will be seasonally slower toward the end of the year. Through the end of the third quarter, for North America, we’ve realized most of our announced paper and packaging increases, and believe we are near the bottom on wood products pricing. Input costs will likely remain high, but we see some favorable signs on the horizon. In light of these factors, we expect earnings from continuing operations and before special items to be slightly lower than in third quarter.”

SEGMENT INFORMATION

Third-quarter 2006 segment operating profits and business trends compared with the second quarter of 2006 are as follows:

Third-quarter operating profits for Printing Papers were $249 million ($231 million, excluding U.S. coated papers), up slightly from second-quarter operating profits of $247 million ($198 million, excluding U.S. coated papers). Despite some elevated costs for input materials and distribution, the improvement (excluding U.S. coated papers) reflects a $25 million increase in U.S. uncoated papers earnings, driven by continued realization of previously announced price increases and strong mill operations.

Industrial Packaging operating profits increased significantly to $138 million in third quarter (including a $13 million gain from sale of a facility property in Spain), compared with $100 million in the second quarter. Improvements were largely due to higher average price realizations. Volumes increased in our mill system, but were down slightly in converting.

Consumer Packaging operating profits were $64 million in the third quarter, up from $41 million in the second quarter. Mill operations were much stronger, more than offsetting continuing inflationary increases in costs.

The company’s distribution business, xpedx, reported record third-quarter operating profits of $34 million compared with operating profits in the prior quarter of $36 million. A solid third-quarter business environment resulted in higher revenues, but margins were slightly down due to rising product costs.

Third-quarter Forest Products operating profits declined to $129 million from second-quarter operating profits of $184 million principally as a result of declining price realizations in wood products. Earnings from forestland and real estate sales were $130 million in third quarter 2006, flat with the second quarter.

Net corporate expenses totaled $216 million for the quarter, up from $174 million in the second quarter due principally to benefit-related charges in third quarter.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the third quarter of 2006 was 27 percent, compared with tax rates of 34 percent in the second quarter and 33 percent in the third quarter of 2005, reflecting a reduction of the 2006 estimated full-year rate to 31 percent.

COATED PAPERS

In the 2006 first quarter, the company had reported its U.S. coated papers business as a discontinued operation. In the second quarter, the company signed a definitive agreement to sell this business for approximately $1.4 billion, subject to certain post-closing adjustments, and agreed to acquire a 10-percent limited partnership interest in CMP Investments L.P., the parent company that will own it. Because of the required accounting treatment for this continuing interest, results for this business and write-downs to its estimated fair value are now included in continuing operations for all periods presented. The sale of this business was completed on Aug. 1.

DISCONTINUED OPERATIONS

Discontinued operations includes the operating results of the company’s kraft papers business and Brazil coated papers business. In the third quarter of 2006, International Paper completed the sale of its Brazil coated papers business to Stora Enso, resulting in a pre-tax gain of $101 million ($80 million after taxes, or $0.17 per share). In the 2006 first quarter, a pre-tax charge of $101 million ($62 million after taxes, or $0.13 per share) had been recorded to write down the carrying value of the assets of the kraft papers business to their estimated fair value. During the 2006 second quarter, International Paper signed a definitive agreement to sell this business to Stone Arcade Acquisition Corp. and recorded an additional pre-tax charge of $16 million ($0.02 per share) based on the terms of this agreement.

EFFECTS OF SPECIAL ITEMS

Special items in the third quarter of 2006 included a pre-tax charge of $92 million ($56 million after taxes) for restructuring and other charges, including a pre-tax charge of $57 million ($35 million after taxes) for severance and other charges associated with the company’s transformation plan, and a pre-tax charge of $35 million ($21 million after taxes) for adjustments to legal reserves; and a pre-tax gain of $110 million (a loss of $19 million after taxes) for net gains (losses) on sales and impairments of businesses, including pre-tax credits of $304 million ($185 million after taxes) for gains on sales of U.S. forestlands included in the transformation plan, the recognition of a previously deferred $110 million pre-tax gain ($68 million after taxes) related to a 2004 sale of forestlands in Maine, pre-tax losses of $165 million and $115 million ($165 million and $82 million after taxes) to adjust the carrying values of the company’s wood products and beverage packaging businesses to estimated fair values, a pre-tax charge of $38 million ($23 million after taxes) to reflect the completion of the sale of the company’s U.S. coated papers business in the 2006 third quarter, and a net pre-tax gain of $14 million (a loss of $2 million after taxes) related to other smaller sales. The net after-tax effect of these special items was an expense of $0.16 per share.

Special items in the second quarter of 2006 consisted of a pre-tax charge of $54 million ($33 million after taxes) for restructuring and other charges, including a pre-tax charge of $50 million ($30 million after taxes) for severance and other charges associated with the company’s transformation plan; and a pre-tax charge of $75 million ($51 million after taxes) for net gains (losses) on sales and impairments of businesses, including a pre-tax credit of $62 million ($39 million after taxes) for gains on sales of U.S.

forestlands included in the transformation plan, a pre-tax charge of $85 million ($53 million after taxes) to adjust the carrying value of the company’s U.S. coated papers business to estimated fair value, and a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value. The net after-tax effect of special items in the second quarter was an expense of $0.17 per share.

Special items in the 2005 third quarter consisted of a pre-tax charge of $70 million ($48 million after taxes) for restructuring and other charges, a pre-tax credit of $188 million ($109 million after taxes) for insurance recoveries related to the hardboard siding and roofing litigation, a $5 million pre-tax charge ($3 million after taxes) for adjustments of losses on business previously sold, and a $3 million pre-tax credit ($2 million after taxes) for net adjustments of previously provided reserves. In addition, a $517 million income tax benefit was recorded, principally as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1997 through 2000 U.S. federal income tax audit, and a $43 million pre-tax credit ($26 million after taxes) was recorded in net interest expense relating to this agreement. The net after-tax effect of these special items was a credit of $1.19 per share.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Standard Time / 9 a.m. Central Standard Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper 3Q 2006 Earnings Call. The conference ID number is 7683169. Participants should call in no later than 9:45 a.m. EST/8:45 CST. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “7683169.”

Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland, China and South Korea, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the Company’s transformation plan, including the ability to accomplish the transformation plan, the impact of the plan on the Company’s relationship with its employees, the ability to realize anticipated profit improvement from the plan, the ability to successfully negotiate satisfactory sale terms for assets that are contemplated for sale but are not currently under contract and the ability to invest proceeds with attractive financial returns; (iv) the execution of sale transactions currently under contract and the realization of anticipated sales proceeds there under, including, the ability to successfully consummate the transactions without a purchase price adjustment, the successful fulfillment (or waiver) of all conditions set forth in the sale agreements, the successful closing of the transactions within the estimated timeframes and the ability to monetize the non-cash portion of the sale proceeds; and (v) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Brian McDonald, 901-419-4957

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended September 30,				Three Months Ended June 30,		Nine Months Ended September 30,
	2006		2005		2006		2006		2005
Net Sales	$5,867		$5,925		$6,218		$18,107		$17,650

Costs and Expenses
Cost of products sold	4,335		4,444		4,628		13,513		13,162
Selling and administrative expenses	471		459		473		1,431		1,408
Depreciation, amortization and cost of timber harvested	308		339		301	(h)	944		1,005
Distribution expenses	291		261		303		905		776
Taxes other than payroll and income taxes	55		58		60		171		174
Restructuring and other charges	92	(a)	70	(d)	54	(i)	192	(l)	125	(o)
Insurance Recoveries	—		(188)		-		(19)		(223)
Net losses (gains) on sales and impairments of businesses	(110	)(b)	5		75	(j)	1,248	(m)	65	(p)
Reversal of reserves no longer required, net	—		(3)		-		—		(3)
Interest expense, net	144		121	(e)	148		441		444	(e)

Earnings (Loss) From Continuing Operations Before Income Taxes and Minority Interest	281	(a,b)	359	(d,e)	176	(h-j)	(719	)(l-m)	717	(e,o,p)
Income tax provision	163		(377	)(f)	59		227		(210	)(f)
Minority interest expense, net of taxes	5		3		5		14		8

Earnings (Loss) From Continuing Operations	113	(a,b)	733	(d-f)	112	(h-j)	(960	)(l-m)	919	(e-f, o-p)
Discontinued Operations, net of taxes and minority interest	88	(c)	290	(g)	3	(k)	39	(n)	258	(g)

Net Earnings (Loss)	$201	(a-c)	$1,023	(d-g)	$115	(h-k)	$(921	)(l-n)	$1,177	(e-g, o-p)

Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$0.23	(a,b)	$1.51	(d-f)	$0.23	(h-j)	$(1.98	)(l-m)	$1.89	(e-f, o-p)
Discontinued operations	0.19	(c)	0.59	(g)	0.01	(k)	0.08	(n)	0.53	(g)

Net earnings (loss)	$0.42	(a-c)	$2.10	(d-g)	$0.24	(h-k)	$(1.90	)(l-n)	$2.42	(e-g, o-p)

Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$0.23	(a,b)	$1.46	(d-f)	$0.23	(h-j)	$(1.98	)(l-m)	$1.85	(e-f, o-p)
Discontinued operations	0.19	(c)	0.57	(g)	0.01	(k)	0.08	(n)	0.51	(g)

Net earnings (loss)	$0.42	(a-c)	$2.03	(d-g)	$0.24	(h-k)	$(1.90	)(l-n)	$2.36	(e-g, o-p)

Average Shares of Common Stock Outstanding - Diluted	484.9		507.1		487.2		485.2		507.5

Cash Dividends Per Common Share	$0.25		$0.25		$0.25		$0.75		$0.75

(a)	Includes a pre-tax charge of $57 million ($35 million after taxes) for charges associated with the company's transformation plan and a pre-tax charge of $35 million ($21 million after taxes) for legal reserves.

(b)	Includes pre-tax credits of $304 million ($185 million after taxes) for gains on sales of U.S. forestlands included in the transformation plan, the recognition of a previously deferred $110 million pre-tax gain ($68 million after taxes) related to a 2004 sale of forestlands in Maine, pre-tax losses of $115 million and $165 million ($82 million and $165 million after taxes) to adjust the carrying values of the company's beverage packaging and wood products businesses to estimated fair values, a pre-tax charge of $38 million ($23 million after taxes) to reflect the completion of the sales of the company's U.S. coated papers business in the 2006 third quarter, and a net pre-tax gain of $14 million (a loss of $2 million after taxes) related to other smaller items.

(c)	Includes a pre-tax credit of $101 million ($80 million after taxes) for the gain on the sale of the company's Brazilian coated papers business and a pre-tax credit of $14 million ($8 million after taxes) for the third quarter net income of this business and the kraft papers business.

(d)	Includes a pre-tax charge of $70 million ($48 million after taxes) for organizational restructuring programs and losses on debt extinguishment.

(e)	Includes interest income of $43 million ($26 million after taxes) related to a tax audit agreement.

(f)	Includes a $517 million reduction in the income tax provision, principally as a result of an agreement reached with the U.S. Internal Revenue Service concerning the 1995 through 2000 U.S. federal income tax audit.

(g)	Includes a $29 million pre-tax gain ($361 million after taxes) from the sale of IP's interest in Carter Holt Harvey Limited, plus the operating income of CHH, the kraft papers business and the Brazilian coated papers business.

(h)	Includes a $31 million pre-tax reduction reflecting the elimination of depreciation expense for the U.S. coated papers business.

(i)	Includes a pre-tax charge of $50 million ($30 million after taxes) for severance and other charges associated with the company's transformation plan and a $4 million charge ($3 million after taxes) for a legal settlement.

(j)	Includes a pre-tax credit of $62 million ($39 million after taxes) for gains on sales of U.S. forestlands included in the transformation plan, a pre-tax charge of $85 million ($53 million after taxes) to adjust the carrying value of the assets of the company's U.S. coated papers business to their estimated fair value based on the terms of the definitive sales agreement signed in the second quarter, and a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value.

(k)	Includes a pre-tax charge of $16 million ($10 million after taxes) to reduce the carrying value of the net assets of the kraft papers business to their estimated fair value, less the operating income of this business and the Brazilian coated papers business.

(l)	Includes a pre-tax charge of $127 million ($77 million after taxes) for severance and other charges associated with the company's transformation plan; a pre-tax charge of $8 million ($5 million after taxes) for loss on early debt extinguishment; and a $57 million pre-tax charge ($35 million after taxes) for legal reserves.

(m)	Includes pre-tax charges of $1.4 billion ($1.3 billion after taxes) to reduce the carrying value of net assets of the U.S. coated papers business to their estimated fair value, pre-tax losses of $115 million ($82 million after taxes) and $165 million ($165 million after taxes), respectively, to adjust the carrying value of the beverage packaging and wood products businesses to their estimated fair values, a pre-tax charge of $52 million ($37 million after taxes) to write down the carrying value of certain assets in Brazil to their estimated fair value, a pre-tax credit of $336 million ($224 million after taxes) for gains on sales of U.S. forestlands included in the transformation plan, the recognition of a previously deferred $110 million pre-tax gain ($68 million after taxes) related to a 2004 sale of forestlands in Maine, and a net pre-tax gain of $14 million ($2 million after taxes) for other smaller items.

(n)	Includes a pre-tax credit of $101 million ($80 million after taxes) for the gain on the sale of the company's Brazilian coated papers business; a pre-tax charge of $117 million ($72 million after taxes) to reduce the carrying value of the net assets of the kraft papers business to their estimated fair value, and a net pre-tax credit of $50 million ($31 million after taxes) for the net income of these businesses.

(o)	Includes a $125 million pre-tax charge ($82 million after taxes) for organizational restructuring programs and losses on debt extinguishment.

(p)	Includes a $65 million pre-tax charge ($43 million after taxes) for estimated losses on businesses previously sold.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended September 30,			Three Months Ended June 30,	Nine Months Ended September 30,
	2006	2005 (1)		2006(1)	2006(1)	2005 (1)
Printing Papers	$1,670	$1,795		$1,860	$5,385	$5,350
Industrial Packaging	1,250	1,075		1,240	3,660	3,455
Consumer Packaging	855	785		795	2,425	2,290
Distribution	1,730	1,645		1,690	5,070	4,745
Forest Products	445 (4)	700	(4)	595 (4)	1,670 (4)	1,915	(4)
Other Businesses (2)	245	220		235	710	725
Corporate and Inter-segment Sales	(328)	(295)		(197)	(813)	(830)

Net Sales	$5,867	$5,925		$6,218	$18,107	$17,650

Operating Profit by Industry Segment

	Three Months Ended September 30,			Three Months Ended June 30,	Nine Months Ended September 30,
	2006	2005(1)		2006(1)	2006(1)	2005(1)
Printing Papers	$249	$117	(7)	$247	$615	$413	(7,9)
Industrial Packaging	138 (6)	29	(7)	100	277 (6)	215	(7)
Consumer Packaging	64	43	(7)	41	140	128	(7)
Distribution	34	23		36	97	59
Forest Products	129 (5)	271	(5,7)	184 (5)	539 (5)	669	(5,7,9)
Other Businesses (2)	22	(8	)(7)	16	48	9	(7)

Operating Profit	636	475		624	1,716	1,493
Interest expense, net	(144)	(121	)(8)	(147)	(441)	(444	)(8,10)
Minority interest (3)	—	—		2	5	1
Corporate items, net	(216)	(140)		(174)	(565)	(429)
Restructuring and other charges	(92)	(41)		(54)	(192)	(65)
Insurance recoveries	—	188		—	19	223
Net gains (losses) on sales and impairments of businesses	97	(5)		(75)	(1,261)	(65)
Reserve adjustments	—	3		—	—	3

Earnings from continuing operations before income taxes and minority interest	$281	$359		$176	$(719)	$717

(1)	Prior-period industry information has been restated to reflect the classification of the kraft papers and the Brazilian coated papers businesses as discontinued operations.

(2)	Includes Arizona Chemical, European distribution and certain smaller businesses.

(3)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

(4)	Includes $135 million, $280 million, $205 million, $575 million, and $715 million for forest resources, and $310 million, $420 million, $390 million, $1,095 million, and $1,200 million for wood products, in the third quarter of 2006, third quarter of 2005, second quarter of 2006, first nine months of 2006, and first nine months of 2005, respectively.

(5)	Includes $166 million, $210 million, $160 million, $517 million, and $497 million for forest resources, and ($37) million, $61 million, $24 million, $22 million, and $172 million for wood products, in the second quarter of 2006, second quarter of 2005, first quarter of 2006, first six months of 2006, and first six months of 2005, respectively.

(6)	Includes a 2006 third-quarter gain of $13 million before taxes related to a sale of property in Spain.

(7)	Includes 2005 third-quarter special charges of $6 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, $3 million before taxes in the printing papers segment and $1 million before taxes in the Consumer Packaging segment for environmental reserves, $4 million before taxes in the Industrial Packaging segment to adjust reserves previously provided, $2 million before taxes in the Forest Products segment for costs associated with relocating the headquarters to Memphis, Tenn., from Savannah, Ga., and $13 million before taxes in the Other Businesses segment related to a plant shutdown.

(8)	Includes interest income of $43 million before taxes related to a favorable tax adjustment.

(9)	Includes 2005 second-quarter special charges of $17 million before taxes in the Printing Papers segment for severance and other charges related to the indefinite shutdown of three U.S. paper machines, and $14 million before taxes in the Forest Resources segment for 2005 second- quarter costs associated with relocating the Forest Products headquarters to Memphis, Tenn., from Savannah, Ga.

(10)	Includes interest income of $11 million before taxes from the collection of a note receivable from the 2001 sale of the flexible packaging business.

International Paper

Reconciliation of Earning Before

Special Items to Net Earnings (Loss)

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2006	2005	2006	2006	2005
Earnings Before Special Items	$188	$130	$196	$473	$444
Restructuring and other charges	(56)	(48)	(33)	(117)	(82)
Insurance recoveries	—	109	—	12	130
Reversals of reserves no longer required	—	2	—	—	2
Net losses on sales and impairments of businesses	(19)	(3)	(51)	(1,322)	(43)
Interest Income	—	26	—	—	33
Income tax adjustments	—	517	—	(6)	435

Earnings (Loss) Per Common Share from Continuing Operations	113	733	112	(960)	919
Discontinued operations	88	290	3	39	258

Net Earnings ( Loss) as Reported	$201	$1,023	$115	$(921)	$1,177

Diluted Earnings per Common Share
	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2006	2005	2006	2006	2005
Earnings Per Share Before Special Items	$0.39	$0.27	$0.40	$0.97	$0.91
Restructuring and other charges	(0.12)	(0.09)	(0.07)	(0.25)	(0.16)
Insurance recoveries	—	0.21	—	0.02	0.26
Reversals of reserves no longer required	—	—	—	—	—
Net losses on sales and impairments of businesses	(0.04)	—	(0.10)	(2.71)	(0.08)
Interest Income	—	0.05	—	—	0.06
Income tax adjustments	—	1.02	—	(0.01)	0.86

Earnings (Loss) Per Common Share from Continuing Operations	0.23	1.46	0.23	(1.98)	1.85
Discontinued operations	0.19	0.57	0.01	0.08	0.51

Diluted Earnings (Loss) per Common Share	$0.42	$2.03	$0.24	$(1.90)	$2.36

Notes:

(1)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earning (loss) reported under U.S. generally accepted principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.

(3)	Since the basic and diluted earnings per share are computed independently for each period, nine-month per share amounts may not equal the sum of the respective quarters.

International Paper

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended September 30,			Three Months Ended June 30,	Nine Months Ended September 30,
	2006		2005	2006	2006	2005
Printing Papers (In thousands of short tons)
Brazil Uncoated Papers	121		111	114	353	330
Europe & Russia Uncoated Papers	353		342	340	1,072	1,059
U.S. Uncoated Papers	1,006		940	996	3,031	2,886

Uncoated Papers	1,480		1,393	1,450	4,456	4,275
Coated Papers	220	(4)	582	532	1,300	1,630
Market Pulp (3)	282		335	289	856	938
Packaging (In thousands of short tons)
Container of the Americas	902		886	930	2,733	2,682
European Container (Boxes)	293		262	325	939	794
Other Industrial and Consumer Packaging	115		126	120	354	387

Industrial and Consumer Packaging	1,310		1,274	1,375	4,026	3,863
Containerboard	451		466	438	1,385	1,375
Bleached Packaging Board	405		341	393	1,174	1,063
Coated Bristols	101		101	102	311	311
Saturated and Bleached Kraft Papers	62		63	74	196	185
Wood Products (In millions)
Panels (sq. ft. 3/8” - basis)	404		444	413	1,219	1,212
Lumber (board feet)	613		675	666	1,907	1,951

(1)	Sales volumes include third party and inter-segment sales.

(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.

(3)	Includes internal sales to mills.

(4)	Includes one month of production for the U.S. coated papers business that was sold in the third quarter of 2006.

INTERNATIONAL PAPER

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	September 30, 2006	December 31, 2005
Assets
Current Assets
Cash and Temporary Investments	$736	$1,641
Accounts and Notes Receivable, Net	3,048	2,750
Inventories	2,306	2,287
Assets of Businesses Held for Sale	270	3,321
Deferred income tax assets	288	279
Other	136	110

Total Current Assets	6,784	10,388

Plants, Properties and Equipment, Net	9,992	10,137
Forestlands	357	2,127
Forestlands Held for Sale	1,575	—
Investments	648	625
Goodwill	3,661	3,838
Deferred Charges and Other Assets	1,672	1,656

Total Assets	$24,689	$28,771

Liabilities and Common Shareholders’ Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$1,399	$1,181
Liabilities of Businesses Held for Sale	98	238
Accounts Payable and Accrued Liabilities	3,538	3,457

Total Current Liabilities	5,035	4,876

Long-Term Debt	9,051	11,023
Deferred Income Taxes	754	711
Other Liabilities	3,790	3,599
Minority Interest	185	211
Common Shareholders’ Equity
Invested Capital	3,995	5,179
Retained Earnings	1,879	3,172

Total Common Shareholders’ Equity	5,874	8,351

Total Liabilities and Common Shareholders’ Equity	$24,689	$28,771